HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

HNI CORPORATION REPORTS FIRST QUARTER 2024 RESULTS
Strong earnings growth driven by Workplace Furnishings profit transformation
•EPS of $0.37 increased 825% on a GAAP basis and 185% on a non-GAAP basis YoY.
•Workplace Furnishings operating margin expanded 730 bps GAAP and 720 bps non-GAAP YoY.
•Full-year and second quarter 2024 non-GAAP EPS expected to strongly increase YoY.
MUSCATINE, Iowa (April 29, 2024) – HNI Corporation (NYSE: HNI) today announced sales for the first quarter ended March 30, 2024 of $588.0 million and net income of $17.7 million.
Highlights
•Excellent earnings growth. First quarter earnings per share of $0.37 was up considerably on both a GAAP and non-GAAP basis versus the prior year despite an 8.1 percent year-over-year organic revenue decline, which was primarily driven by continued housing market softness. GAAP to non-GAAP reconciliations follow the financial statements in this release.
•Profit transformation actions continue to drive improvement in Workplace Furnishings. First quarter non-GAAP operating profit margin for Workplace Furnishings, when excluding impacts from the Kimball International acquisition, expanded 560 basis points year-over-year.
•Solid accretion from Kimball International. Kimball International (“KII”) generated an operating profit margin of 9.3 percent and added an estimated $0.10 to non-GAAP EPS.
•Residential Building Products posts solid profit despite a soft housing market. Segment operating profit was $21.4 million with an operating margin of 14.4 percent. Recent cost actions continued to support profitability. Growth and margin expansion are expected to return as the year progresses.
•Strong balance sheet. Gross leverage was 1.9x, as calculated in accordance with the Corporation’s debt agreements. That ratio was unchanged from the fourth quarter of 2023 as higher profit offset a modest seasonal increase in debt. The Corporation also accelerated stock repurchase activity in the quarter.
•Projecting strong 2024 earnings growth to be driven by continued profit transformation in Workplace Furnishings and benefits from KII. In 2024, Workplace Furnishings organic revenue is expected to grow at a low single-digit pace, and Residential Building Products revenue is projected to be flat-to-slightly down.
•Expecting solid increase in second quarter earnings. Momentum with Workplace Furnishings profit transformation initiatives and accretion from KII are anticipated to drive solid year-over-year non-GAAP EPS growth. Compared to the prior year, organic Workplace Furnishings revenue is expected to be down slightly, while Residential Building Products revenue is projected to decline at a low-single digit rate.

“Our teams continue to build upon the strong progress we have made over the past two years. We delivered earnings that were nearly triple the prior-year period, with EPS and operating margin reaching first quarter levels not seen since 2007.
“Our strong results continued to be fueled by our Workplace Furnishings profit transformation plan and the inclusion of Kimball International, which combined to deliver the highest first quarter Workplace Furnishings profit margin since 2016.
“In Residential Building Products, our recent cost actions helped support profitability despite ongoing market weakness. Longer-term we remain bullish about the prospects of the housing market, broadly, and our market-leading position, specifically.
“Overall, we started the year on a very strong note. Our results reflect the dedication of our member-owners, the strength of our business model, and our ability to manage through all parts of the economic cycle,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – First Quarter Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	March 30, 2024	April 1, 2023	Change
GAAP
Net Sales	$588.0	$479.1	22.7%
Gross Profit %	39.6%	36.4%	320	bps
SG&A %	34.5%	35.0%	-50	bps
Operating Income	$29.7	$6.4	362%
Operating Income %	5.0%	1.3%	370	bps
Effective Tax Rate	19.6%	58.4%
Net Income %	3.0%	0.3%	270	bps
EPS – diluted	$0.37	$0.04	825%

Non-GAAP
Gross Profit %	39.6%	36.5%	310	bps
Operating Income	$29.9	$10.3	191%
Operating Income %	5.1%	2.1%	300	bps
Effective Tax Rate	19.6%	30.5%
EPS – diluted	$0.37	$0.13	185%
The following table contains results for (1) the Corporation’s legacy business, excluding the impacts of KII (“Legacy HNI”) and (2) KII. Please refer to non-GAAP reconciliations, which follow the financial statements in this release, for further information on the adjustments made to calculate non-GAAP performance.

HNI Corporation – First Quarter Impact of Kimball International Acquisition
(Dollars in millions, except per share data)
	Three Months Ended
	March 30, 2024			April 1, 2023
GAAP	Legacy HNI	KII	Consolidated HNI	Consolidated HNI	Legacy Change		Consolidated Change
Net Sales	$440.5	$147.5	$588.0	$479.1	(8.1%)		22.7%
Gross Profit	$175.8	$57.0	$232.8	$174.3	0.9%		33.6%
Gross Profit %	39.9%	38.7%	39.6%	36.4%	350	bps	320	bps
Operating Income	$16.1	$13.6	$29.7	$6.4	150%		362%
Operating Income %	3.6%	9.2%	5.0%	1.3%	230	bps	370	bps
EPS - diluted			$0.37	$0.04			825%

Non-GAAP
Gross Profit	$175.9	$57.0	$233.0	$174.8	0.7%		33.3%
Gross Profit %	39.9%	38.7%	39.6%	36.5%	340	bps	310	bps
Operating Income	$16.2	$13.7	$29.9	$10.3	57.7%		191%
Operating Income %	3.7%	9.3%	5.1%	2.1%	160	bps	300	bps
EPS - diluted	$0.27		$0.37	$0.13	108%		185%

HNI Corporation — First Quarter Summary Comments
•Consolidated net sales increased 22.7 percent from the prior-year quarter to $588.0 million. On an organic basis, sales decreased 8.1 percent year-over-year. The acquisition of KII increased year-over-year net sales by $147.5 million. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin expanded 320 basis points compared to the prior-year quarter. This increase was driven by favorable price-cost, improved net productivity, and the impact of the KII acquisition, partially offset by lower organic volume.
•Selling and administrative expenses as a percent of sales decreased 50 basis points compared to the prior-year quarter. The decrease was driven by $3.4 million of non-repeating KII acquisition-related fees and expenses incurred in the prior-year quarter, dilution from price realization, lower legacy core SG&A, and KII acquisition-related administrative cost synergies, partially offset by lower organic volume and higher variable compensation.
•GAAP and non-GAAP net income per diluted share was $0.37 compared to $0.04 and $0.13, respectively, in the prior-year quarter. The increase was driven by favorable price-cost, improved net productivity, the net impact of the KII acquisition, lower core SG&A, and a lower effective tax rate, partially offset by lower organic volume and higher variable compensation.

Workplace Furnishings – First Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	March 30, 2024	April 1, 2023	Change
GAAP
Net Sales	$439.8	$299.6	46.8%
Operating Income (Loss)	$26.3	($4.0)	759%
Operating Income (Loss) %	6.0%	(1.3%)	730	bps

Non-GAAP
Operating Income (Loss)	$26.5	($3.6)	841%
Operating Income (Loss) %	6.0%	(1.2%)	720	bps

The following table contains results for (1) the Corporation’s legacy workplace furnishings business, excluding the impacts of KII (“Legacy Workplace”) and (2) KII. Please refer to non-GAAP reconciliations, which follow the financial statements in this release for further information on the adjustments made to calculate non-GAAP performance.

Workplace Furnishings – First Quarter Impact of Kimball International Acquisition
(Dollars in millions)
	Three Months Ended
	March 30, 2024			April 1, 2023
GAAP	Legacy Workplace	KII	Total Workplace	Total Workplace	Legacy Change		Total Change
Net Sales	$292.3	$147.5	$439.8	$299.6	(2.5%)		46.8%
Operating Income (Loss)	$12.7	$13.6	$26.3	($4.0)	418%		759%
Operating Income (Loss) %	4.3%	9.2%	6.0%	(1.3%)	560	bps	730	bps

Non-GAAP
Operating Income (Loss)	$12.8	$13.7	$26.5	($3.6)	457%		841%
Operating Income (Loss) %	4.4%	9.3%	6.0%	(1.2%)	560	bps	720	bps

•Workplace Furnishings net sales increased 46.8 percent from the prior-year quarter to $439.8 million. Organic sales decreased 2.5 percent year-over-year. The impact of the KII acquisition increased sales by $147.5 million over the prior-year quarter.
•Workplace Furnishings GAAP operating margin of 6.0 percent improved 730 basis points versus the prior-year quarter, driven by favorable price-cost, improved net productivity, favorable impacts from KII, and lower legacy core SG&A. These factors were partially offset by lower organic volume and higher variable compensation. Excluding the impact of KII, first quarter GAAP operating profit margin for Legacy Workplace was 4.3 percent, an improvement of 560 basis points year-over-year.

Residential Building Products – First Quarter Financial Performance
(Dollars in millions)
	Three Months Ended
	March 30, 2024	April 1, 2023	Change
GAAP
Net Sales	$148.2	$179.4	(17.4%)
Operating Income	$21.4	$28.1	(23.9%)
Operating Income %	14.4%	15.6%	-120	bps

•Residential Building Products net sales decreased 17.4 percent from the prior-year quarter to $148.2 million primarily due to housing market weakness, with remodel/retrofit (R&R) sales declining at a higher rate than new construction.
•Residential Building Products operating profit margin of 14.4 percent compressed 120 basis points year-over-year driven by lower volume, partially offset by improved net productivity, favorable price-cost, lower variable compensation, and lower core SG&A.

First Quarter Order Rates
•In the Workplace Furnishings segment, orders increased two percent versus the prior-year period. Orders from both small-to-medium sized customers and contract customers increased at a similar rate to the segment overall.
•Orders in the Residential Building Products segment decreased 12 percent compared to the first quarter of 2023. During the quarter, orders in new construction outperformed R&R. Reduced channel backlogs and shortened lead times resulted in R&R orders returning to normal patterns, which negatively impacted year-over-year growth.

Outlook
•Second quarter non-GAAP earnings per share is expected to increase solidly year-over-year driven by the benefit of KII and continued profit transformation in Legacy Workplace Furnishings despite increasingly difficult year-ago comps. The second quarter of 2023 was the first quarter to show noticeable benefits from profit transformation initiatives in Legacy Workplace Furnishings.
•Demand environment. In the second quarter of 2024, the Corporation expects Workplace Furnishings organic segment revenue to be down slightly compared to the same quarter of 2023. In Residential Building Products, the Corporation expects year-over-year declines to moderate with second quarter revenue down at a low-single digit rate versus the year-ago period.
•Impact of Kimball International. For the second quarter of 2024, the Corporation expects KII to be accretive to non-GAAP EPS, generally in line with first quarter results. KII is expected to add $75 to $80 million of incremental revenue to second quarter results. The Corporation continues to expect annual cost synergies resulting from the combination with KII to total $35 million when mature.

•2024 outlook commentary. Full-year earnings are expected to increase strongly from 2023 levels driven by continued margin expansion in Workplace Furnishings and the full-year benefit of accretion from KII. The Corporation continues to expect Workplace Furnishings organic revenue to increase at a low-single digit rate. Residential Building Products segment revenue trends are expected to improve as the year progresses, with year-over-year growth returning in the second half. Residential Building Products full-year revenue is expected to be flat-to-slightly down versus 2023 levels. This is a modest reduction from the outlook provided on the previous earnings call and is reflective of softer conditions in the R&R space and a slower start in new construction.

Concluding Remarks
“We had an excellent start to 2024 as our strategies continue to deliver outstanding earnings growth. In Workplace Furnishings, our profit transformation initiatives maintained their momentum, pushing margins to multi-year highs. We expect modest revenue growth to translate into continued solid year-over-year profit and margin improvement in the segment during 2024.
“The integration of Kimball International continues to build momentum. KII is strengthening our business—both strategically and financially. KII better positions us to lead in the evolving workplace market and provides new opportunities for growth.
“In Residential Building Products, we remain bullish despite recent housing-driven weakness. We have adjusted our cost structure while continuing to invest in our growth strategies, leading brands, and operating platforms. Recent housing data and improving internal metrics support our increasing optimism about demand trends in the back half of 2024, and we remain uniquely positioned to drive high-margin growth as housing stabilizes.
“Our core strategies are unchanged. We are committed to continuing to expand margins in Workplace Furnishings and driving long-term revenue growth in Residential Building Products,” concluded Mr. Lorenger.

Conference Call
HNI Corporation will host a conference call on Monday, April 29, 2024 at 10:00 a.m. (Central) to discuss first quarter fiscal year 2024 results. To participate, call 1-855-761-5600 – conference ID number 7175411. A live webcast of the call will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations. A replay of the webcast and call will be made available from Monday, April 29, 2024 at 1:00 p.m. (Central) through Monday, May 6, 2024, 10:59 p.m. (Central). To replay the webcast, go to the link above. To replay the call, dial 1-800-770-2030 – Conference ID: 7175411.

About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding future levels of demand, anticipated macroeconomic conditions, expected differences in seasonality and its results on the Corporation’s results of operations, the anticipated benefits and cost synergies of the acquisition of Kimball International, and future levels of productivity. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described elsewhere in this release, including but not limited to: the Corporation’s ultimate realization of the anticipated benefits of the acquisition of Kimball International; disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023
Net sales	$588.0	$479.1
Cost of sales	355.1	304.8
Gross profit	232.8	174.3
Selling and administrative expenses	203.1	167.9
Restructuring charges	0.1	—
Operating income	29.7	6.4
Interest expense, net	7.6	2.7
Income before income taxes	22.0	3.8
Income taxes	4.3	2.2
Net income	17.7	1.6
Less: Net income (loss) attributable to non-controlling interest	0.0	(0.0)
Net income attributable to HNI Corporation	$17.7	$1.6

Average number of common shares outstanding – basic	47.1	41.5
Net income attributable to HNI Corporation per common share – basic	$0.38	$0.04
Average number of common shares outstanding – diluted	48.1	42.1
Net income attributable to HNI Corporation per common share – diluted	$0.37	$0.04

Foreign currency translation adjustments	$0.0	$0.1
Change in unrealized gains (losses) on marketable securities, net of tax	(0.0)	0.2
Change in derivative financial instruments, net of tax	1.4	(0.1)
Other comprehensive income (loss), net of tax	1.4	0.1
Comprehensive income	19.0	1.7
Less: Comprehensive income (loss) attributable to non-controlling interest	0.0	(0.0)
Comprehensive income attributable to HNI Corporation	$19.0	$1.7

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	March 30, 2024	December 30, 2023
Assets
Current Assets:
Cash and cash equivalents	$27.0	$28.9
Short-term investments	5.5	5.6
Receivables	231.9	247.1
Allowance for doubtful accounts	(2.8)	(3.5)
Inventories, net	212.1	196.6
Prepaid expenses and other current assets	53.5	61.3
Total Current Assets	527.2	535.9
Property, Plant, and Equipment:
Land and land improvements	59.0	58.9
Buildings	409.6	406.8
Machinery and equipment	714.5	705.8
Construction in progress	21.8	22.2
	1,204.8	1,193.7
Less accumulated depreciation	(652.6)	(638.5)
Net Property, Plant, and Equipment	552.2	555.2
Right-of-use Finance Leases	11.7	12.2
Right-of-use Operating Leases	113.8	115.2
Goodwill and Other Intangible Assets, net	645.9	651.9
Other Assets	61.8	58.4
Total Assets	$1,912.6	$1,928.8
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$363.7	$418.7
Current maturities of debt	12.8	7.5
Current maturities of other long-term obligations	2.0	7.3
Current lease obligations - Finance	4.4	4.4
Current lease obligations - Operating	24.9	25.9
Total Current Liabilities	407.7	463.7
Long-Term Debt	460.2	428.3
Long-Term Lease Obligations - Finance	7.3	7.9
Long-Term Lease Obligations - Operating	103.7	104.0
Other Long-Term Liabilities	78.8	78.0
Deferred Income Taxes	83.0	85.1
Total Liabilities	1,140.8	1,167.0
Equity:
HNI Corporation shareholders’ equity	771.5	761.4
Non-controlling interest	0.3	0.3
Total Equity	771.8	761.8
Total Liabilities and Equity	$1,912.6	$1,928.8

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023
Net Cash Flows From (To) Operating Activities:
Net income	$17.7	$1.6
Non-cash items included in net income:
Depreciation and amortization	26.4	20.1
Other post-retirement and post-employment benefits	0.3	0.3
Stock-based compensation	7.7	4.5
Deferred income taxes	(2.1)	(0.6)
Other – net	0.6	0.6
Net decrease in cash from operating assets and liabilities	(47.6)	(10.5)
Increase (decrease) in other liabilities	(7.2)	1.4
Net cash flows from (to) operating activities	(4.3)	17.3

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(10.7)	(19.9)
Capitalized software	(0.5)	(0.2)
Purchase of investments	(0.6)	(1.6)
Sales or maturities of investments	1.2	1.5
Other – net	0.1	0.1
Net cash flows from (to) investing activities	(10.6)	(20.0)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(81.5)	(77.8)
Proceeds from debt	118.6	97.1
Dividends paid	(16.6)	(13.7)
Purchase of HNI Corporation common stock	(2.6)	—
Proceeds from sales of HNI Corporation common stock	0.6	0.6
Other – net	(5.6)	(4.0)
Net cash flows from (to) financing activities	12.9	2.1

Net decrease in cash and cash equivalents	(2.0)	(0.6)
Cash and cash equivalents at beginning of period	28.9	17.4
Cash and cash equivalents at end of period	$27.0	$16.8

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended
	March 30, 2024	April 1, 2023
Net Sales:
Workplace furnishings	$439.8	$299.6
Residential building products	148.2	179.4
Total	$588.0	$479.1

Income (Loss) Before Income Taxes:
Workplace furnishings	$26.3	$(4.0)
Residential building products	21.4	28.1
General corporate	(18.0)	(17.7)
Operating income	29.7	6.4
Interest expense, net	7.6	2.7
Total	$22.0	$3.8

Depreciation and Amortization Expense:
Workplace furnishings	$17.8	$11.2
Residential building products	3.5	3.3
General corporate	5.1	5.7
Total	$26.4	$20.1

Capital Expenditures (including capitalized software):
Workplace furnishings	$6.2	$13.9
Residential building products	2.5	5.0
General corporate	2.5	1.1
Total	$11.2	$20.0

	As of March 30, 2024	As of December 30, 2023
Identifiable Assets:
Workplace furnishings	$1,302.9	$1,311.4
Residential building products	471.3	467.1
General corporate	138.3	150.3
Total	$1,912.6	$1,928.8

Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments. In the prior-year quarter, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate due to the impact of nondeductible charges associated with the acquisition of Kimball International. Additionally, non-GAAP EPS for the Legacy HNI business is calculated by excluding the impact of new issuances of HNI common stock and HNI restricted stock units made in connection with the acquisition of Kimball International.

The sales adjustments to arrive at the non-GAAP organic sales information presented in this earnings release relate to the exclusion of net sales of KII in the current period. The transactions excluded for purposes of other non-GAAP financial information included in this earnings release include: professional fees and other costs related to the acquisition of Kimball International; restructuring charges recorded to cost of sales comprised of inventory valuation adjustments and relocation and new facility setup costs in the Workplace Furnishings segment; costs associated with the exit of Poppin, and prior period transactions related to company-wide cost reduction initiatives.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	March 30, 2024			April 1, 2023
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$439.8	$148.2	$588.0	$299.6	$179.4	$479.1
% change from PY	46.8%	(17.4%)	22.7%

Less: Kimball International acquisition	147.5	—	147.5	—	—	—

Organic Sales (non-GAAP)	$292.3	$148.2	$440.5	$299.6	$179.4	$479.1
% change from PY	(2.5%)	(17.4%)	(8.1%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	March 30, 2024
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$232.8	$29.7	$4.3	$17.7	$0.37
% of net sales	39.6%	5.0%		3.0%
Tax %			19.6%

Restructuring charges	0.1	0.2	0.0	0.2	0.00
Acquisition costs	—	0.0	0.0	0.0	0.00

Results (non-GAAP)	$233.0	$29.9	$4.4	$17.9	$0.37
% of net sales	39.6%	5.1%		3.0%
Tax %			19.6%

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	March 30, 2024
	Legacy HNI	KII	Consolidated HNI
Gross Profit as reported (GAAP)	$175.8	$57.0	$232.8
% of net sales	39.9%	38.7%	39.6%

Restructuring charges recorded to cost of sales	0.1	—	0.1
Gross Profit (non-GAAP)	$175.9	$57.0	$233.0
% of net sales	39.9%	38.7%	39.6%

Operating income as reported (GAAP)	$16.1	$13.6	$29.7
% of net sales	3.6%	9.2%	5.0%

Restructuring charges	0.1	0.1	0.2
Acquisition costs	0.0	0.0	0.0
Operating income (non-GAAP)	$16.2	$13.7	$29.9
% of net sales	3.7%	9.3%	5.1%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	March 30, 2024
GAAP (as reported):	Legacy HNI		Consolidated HNI
Operating income	$16.1		$29.7
Interest expense, net	1.8		7.6
Income taxes (19.6%)	2.8		4.3
Net income	$11.5		$17.7
Average number of common shares outstanding – diluted	43.3	(1)	48.1
EPS - Diluted	$0.27		$0.37

Non-GAAP:
Operating income	$16.2		$29.9
Interest expense, net	1.8		7.6
Income taxes (19.6%)	2.8		4.4
Net income	$11.6		$17.9
Average number of common shares outstanding – diluted	43.3	(1)	48.1
EPS - Diluted	$0.27		$0.37

(1) The average number of common shares outstanding – diluted for the Legacy HNI business is calculated by excluding the average impacts of new issuances of HNI common stock (4.7 million) and dilutive HNI restricted stock units (0.1 million) as a result of the acquisition of Kimball International.

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	April 1, 2023
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$174.3	$6.4	$2.2	$1.6	$0.04
% of net sales	36.4%	1.3%		0.3%
Tax %			58.4%

Restructuring charges	0.5	0.5	0.1	0.3	0.01
Cost reduction initiative	—	(0.1)	(0.0)	(0.0)	(0.00)
Acquisition costs	—	3.4	—	3.4	0.08

Results (non-GAAP)	$174.8	$10.3	$2.3	$5.3	$0.13
% of net sales	36.5%	2.1%		1.1%
Tax %			30.5%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	March 30, 2024			April 1, 2023
	Legacy Workplace Furnishings	KII	Total Workplace Furnishings	Total Workplace Furnishings	Total Change
Operating income (loss) as reported (GAAP)	$12.7	$13.6	$26.3	$(4.0)	759%
% of net sales	4.3%	9.2%	6.0%	(1.3%)

Restructuring charges	0.1	0.1	0.2	0.5
Acquisition costs	—	0.0	0.0	0.0
Cost reduction initiative	—	—	—	(0.1)

Operating income (loss) (non-GAAP)	$12.8	$13.7	$26.5	$(3.6)	841%
% of net sales	4.4%	9.3%	6.0%	(1.2%)

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898